Exhibit 10.62

[PINNACLE SYSTEMS, INC. LETTERHEAD]

Offer Letter and Employment Contract dated June 18, 2002
between Pinnacle Systems, Inc. and J. Kim Fennell

June 18, 2002

J. Kim Fennell
[Address]

Dear Kim:

On behalf of the Pinnacle Systems board of directors and as documented in the Pinnacle Systems Board of Director minutes dated today, we are pleased to offer you the job of President and CEO of Pinnacle Systems, based in Mountain View, California.

Your salary for this position will be $31,250 per month, paid semi-monthly. You will also be eligible to be paid performance bonuses, targeted at 50% of base salary, paid on a half yearly basis. The formula for this variable compensation will be set by the Board of Directors at their next regularly scheduled meeting in July. Generally, it will be based on the financial performance of the company during the bonus period.

The Board of Directors has authorized the issuance of Incentive Stock Options entitling you to purchase up to 600,000 shares of Common Stock of the Company. The strike price for these options will be the closing market price of Pinnacle Systems Common stock on your first day as an employee of the Company, which is expected to be July 1, 2002. Those options shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement.

As a Company employee, you are also eligible to receive certain employee benefits, including a 401(k)-retirement savings plan, health, dental, vision and life insurance and a flexible spending plan. The Company also offers employees the ability to purchase stock at a 15% discount through the Employee Stock Purchase Plan.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. As an at-will employee the Company may modify salaries and benefits from time to time, as it deems necessary.

For purposes of federal immigration law, you will be required to provide to the Company evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. You must also sign and comply with the Employment, Confidential Information, Invention Assignment and Arbitration Agreement as a condition of your employment.

Kim, we are all looking forward to working with you! If you have any questions, please feel free to contact me or Art Chadwick.

Sincerely,

/s/ MARK SANDERS
Mark Sanders Pinnacle Systems, Inc.

Acknowledged this June 18, 2002 (Date)

/s/ KIM FENNELL
Kim Fennell

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